Exhibit 99.1

C4 Therapeutics Reports First Quarter 2023 Financial Results and Recent Business Highlights
Preclinical Data Presented at AACR Demonstrated CFT1946 is a Potent and Mutant-Selective BRAF V600 BiDAC™ Degrader; Phase 1/2 Clinical Trial Enrolling Patients
Phase 1 Dose Escalation Data from the Ongoing Phase 1/2 Clinical Trials of CFT7455, an IKZF1/3 MonoDAC™ Degrader, and CFT8634, a BRD9 BiDAC Degrader, Expected in 2H 2023
Cash, Cash Equivalents and Marketable Securities of $305.0 million as of March 31, 2023; Expected to Provide Runway into 2025
WATERTOWN, Mass., May 4, 2023 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported financial results for the first quarter ended March 31, 2023, as well as recent business highlights.
“Thus far in 2023, we have executed against key milestones, including progressing three orally bioavailable degrader programs through the clinic and presented new preclinical data from our most recent clinical program, CFT1946, at AACR,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “This preclinical data highlights the capabilities of our TORPEDO® platform to develop catalytically efficient and orally bioavailable degraders and we look forward to continuing to advance both MonoDAC and BiDAC clinical programs to bring new therapeutic options to patients with difficult-to-treat diseases.”
FIRST QUARTER 2023 AND RECENT HIGHLIGHTS
CFT7455: CFT7455 is an oral degrader of IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL).
•Progressed the Phase 1/2 Clinical Trial: The dose escalation portion of the CFT7455 Phase 1/2 clinical trial continues in MM and NHL. The three arms of the trial are evaluating CFT7455 as a monotherapy for MM, in combination with dexamethasone for MM, and as a monotherapy for NHL.
CFT8634: CFT8634 is an oral degrader of BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.
•Encouraging Initial Pharmacokinetic (PK) and Pharmacodynamic (PD) Data: In January 2023, shared PK and PD data from the initial escalation cohorts of the ongoing CFT8634 Phase 1/2 clinical trial demonstrating dose proportional exposure, strong oral bioavailability and deep BRD9 degradation.
•Progressed the Phase 1/2 Clinical Trial: The dose escalation portion of the CFT8634 Phase 1/2 clinical trial continues in synovial sarcoma and SMARCB1-null solid tumors.
CFT1946: CFT1946 is an oral degrader targeting BRAF V600 mutations for the treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and melanoma.
•Dosed First Patient in Phase 1/2 Clinical Trial: The CFT1946 Phase 1/2 clinical trial was initiated in January. Five trial sites are now open and enrolling patients with BRAF V600 solid tumors, including NSCLC, CRC, and melanoma.
•Presented New Preclinical Data at AACR: In April 2023, C4T presented new preclinical data on the discovery and characterization of CFT1946 at the American Association for Cancer Research 2023 Annual Meeting. The preclinical data demonstrated that CFT1946 is a potent and mutant-selective BiDAC degrader of BRAF V600 and is superior to inhibitors in in vitro and in vivo models with BRAF V600E driven disease and in the escape mutant BRAF V600E/NRAS-Q61K-driven model. The data further demonstrate C4T’s medicinal chemistry abilities to access catalytically efficient and orally bioavailable degraders by combining C4T’s cereblon toolkit with rational ligand and linker modifications.
KEY UPCOMING MILESTONES
•CFT7455: Present Phase 1 dose escalation data from the Phase 1/2 clinical trial of Arm B1, evaluating CFT7455 as a monotherapy in MM, in the second half of 2023.
•CFT8634: Present Phase 1 dose escalation data from the Phase 1/2 clinical trial for synovial sarcoma and SMARCB1-null solid tumors in the second half of 2023.
•CFT1946: Present a Trial in Progress poster at the 2023 American Society of Clinical Oncology Annual Meeting on June 3, 2023 at 8:00 AM CST, titled “A Phase 1/2 Study of CFT1946, A Novel Bifunctional Degradation Activating Compound, or BiDAC Degrader, of Mutant BRAF V600 as Monotherapy and in Combination with Trametinib, in Mutant BRAF V600 Solid Tumors.”
•CFT8919: Submit an Investigational New Drug (IND) application for CFT8919 for the treatment of NSCLC in the first half of 2023.
UPCOMING INVESTOR EVENTS
•June 7, 2023: Management will participate in the Jefferies Global Healthcare Conference in New York.
FIRST QUARTER 2023 FINANCIAL RESULTS
Revenue: Total revenue for the first quarter of 2023 was $3.8 million, compared to $7.7 million for the first quarter of 2022. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen, and Calico.
Research and Development (R&D) Expense: R&D expense for the first quarter of 2023 was $29.0 million, compared to $26.2 million for the first quarter of 2022. The increase in R&D expense was primarily attributable to increased clinical expenses from the ongoing CFT7455, CFT8634 and CFT1946 Phase 1/2 clinical trials.
General and Administrative (G&A) Expense: G&A expense for the first quarter of 2023 was $10.9 million, compared to $12.8 million for the first quarter of 2022. The decrease in G&A expense was primarily attributable to decreased professional fees and stock compensation expense compared to 2022.
Net Loss and Net Loss per Share: Net loss for the first quarter of 2023 was $34.8 million, compared to $31.6 million for the first quarter of 2022. Net loss per share for the first quarter of 2023 was $0.71 compared to $0.65 for the first quarter of 2022.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of March 31, 2023, were $305.0 million, compared to $337.1 million as of December 31, 2022. The decrease in cash was primarily driven by expenditures to fund operations. C4T expects that its cash, cash equivalents and marketable securities as of March 31, 2023, along with cost savings, will be sufficient to fund planned operating expenses and capital expenditures into 2025.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3). CFT7455 binds with high affinity to the E3 ligase adapter protein, cereblon, to target and degrade IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin's lymphomas, including peripheral T cell lymphoma and mantle cell lymphoma. In early clinical data, CFT7455 demonstrated deep and durable degradation of IKZF1/3. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT7455. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT8634
CFT8634 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRD9. BRD9 was previously considered an undruggable target due to the inability of bromodomain inhibitors to effectively treat cancers dependent on BRD9. Unlike BRD9 inhibition, BRD9 degradation has been shown to be efficacious in pre-clinical models of synovial sarcoma. C4T is enrolling patients in its ongoing Phase

1/2 clinical trial of CFT8634 for the treatment of synovial sarcoma and SMARCB1-null solid tumors. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05355753).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600 mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E driven disease and in models resistant to BRAF inhibitors. C4T is advancing CFT1946 to the clinic to study treatment for BRAF V600 mutant solid tumors including non-small cell lung cancer, colorectal cancer, and melanoma. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT1946. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; regulatory developments in the United States and foreign countries; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$305,031	$337,115
Total assets	396,036	430,840
Deferred revenue	30,782	33,513
Long-term debt - related party	10,908	11,482
Total stockholders' equity	262,470	289,234

Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue from collaboration agreements	$3,759	$7,654
Operating expenses:
Research and development	29,042	26,203
General and administrative	10,945	12,820
Total operating expenses	39,987	39,023
Loss from operations	(36,228)	(31,369)
Other income (expense), net
Interest expense and amortization of long-term debt—related party	(606)	(527)
Interest and other income, net	2,054	276
Total other income (expense), net	1,448	(251)
Net loss	$(34,780)	$(31,620)
Net loss per share - basic and diluted	$(0.71)	$(0.65)
Weighted-average number of shares - basic and diluted	49,032,319	48,734,827

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com

Media:
Loraine Spreen
Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com